legal & compliance, llc

laura aNTHONy, esq.

GEOFFREY ASHBURNE****

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ., LLM

LAZARUS ROTHSTEIN, ESQ.

SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:

CRAIG D. LINDER, ESQ.***

PETER P. LINDLEY, ESQ., CPA, MBA

KIMBERLY L. RUDGE, ESQ.

STUART REED, ESQ.

MARC S. WOOLF, ESQ.

www.legalandcompliance.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LAnthony@LegalAndCompliance.com

* licensed in FL and NY

**licensed in NY and NJ

***licensed in FL, CA and NY

**** licensed in CA only

June 27, 2018

Recall Studios, Inc.

1115 Broadway, 12th Floor

New York, New York 10010

Ladies and Gentlemen:

We are acting as counsel for Recall Studios, Inc., a Florida corporation (the “Company”), in connection with preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 150,000 shares (the “Shares”) of common stock, par value $0.0001, of the Company (the “Common Stock”) issued to the selling stockholder named in the Registration Statement (the “Selling Stockholder”) pursuant to a written compensation contract (the “Contract”) between the Company and the Selling Stockholder.

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a) The Registration Statement;

(b) The Contract;

(c) The Articles of Incorporation and By-Laws of the Company, in each case as amended to date; and

(d) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

330 CLEMATIS STREET, #217 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832

June 27, 2018

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion expressed below is limited to the internal laws of the State of Florida and the federal laws of the United States, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose without our prior written consent.

Sincerely yours,

/s/ Legal & Compliance, LLC

330 CLEMATIS STREET, #217 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832